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Exhibit 23.2


                INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
Heartland Wireless Communications, Inc.:

We consent to the incorporation by reference herein of (a) our reports dated March 8, 1996 relating to the consolidated balance sheets of Heartland Wireless Communications, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, and the related schedule, which reports appear in the December 31, 1995 annual report on Form 10-K of Heartland Wireless Communications, Inc. and (b) our report dated October 25, 1995 relating to the balance sheets of Technivision, Inc. as of May 31, 1994 and 1995, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended May 31, 1995 and our report dated July 28,1 995 relating to the balance sheets of Cross Country Division as of December 31, 1993 and 1994, and the related statements of operations and division equity and cash flows for the year ended December 31, 1993, the period from January 1, 1994 to August 19, 1994 and the period from August 20, 1994 to December 31, 1994, which reports appear in the Form 8-K dated February 23, 1996 filed by Heartland Wireless Communications, Inc.


                              /s/ KPMG Peat Marwick LLP
                              -----------------------------------
                              KPMG Peat Marwick LLP


Dallas, Texas
May 20, 1996